Exhibit 10.45.2

FIRST AMENDMENT TO THE

COCA-COLA ENTERPRISES INC. SUPPLEMENTAL

MATCHED EMPLOYEE SAVINGS AND INVESTMENT PLAN

WHEREAS, Coca-Cola Enterprises Inc. (the “Company”) established the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan (the “Plan”) for the exclusive benefit of eligible employees of the Company and its affiliates that have adopted the Plan;

WHEREAS, Article VIII of the Plan reserves the right of the Company to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to reflect that the use of Company stock as a benchmark investment option has been frozen and to reflect certain other changes to the Plan, including a spinoff of certain liabilities, in connection with the closing of the corporate transaction among the Company, The Coca-Cola Company, and certain other entities.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as specified below:

1.                                       Effective October 2, 2010, Article I is amended by adding the following new section 1.3:

1.3.  Transfer of Certain Liabilities.  On October 2, 2010, the liabilities under the Plan associated with employees of International CCE Inc. on that date (the “International CCE Participants”) will be transferred to and assumed by International CCE Inc., at which time the International CCE Participants will cease to be Participants in this Plan.  All distribution elections applicable to the accounts of such International CCE Participants shall continue to apply with respect to the transferred amounts.

2.                                       Effective February 24, 2010, Article IV is amended by adding the following new section 4.1(e):

(e)  Stock Fund Restrictions and Transactions.  Effective as of 6:45 p.m. Eastern Time on February 24, 2010, a Participant may not elect to increase the percentage of his Accounts that apply the Company stock fund as a benchmark investment, either by virtue of a transfer from another benchmark investment or with respect to future deferrals, but he or she may elect to decrease the percentage of his or her future deferrals that apply the Company stock fund as a benchmark investment.

Effective as of 4:00 p.m. Eastern Time on August 13, 2010, a Participant may not elect to apply the Company stock fund as a benchmark investment for any future deferrals, and any existing election to apply the Company stock fund as a benchmark investment for future deferrals shall cease to be applicable.  If a Participant fails to make an election by 4:00 p.m. Eastern Time on August 13, 2010 as to the benchmark investment to be applied to future deferrals that would otherwise have been deemed invested in the Company stock fund, the Participant will be deemed to have elected to apply such other benchmark investment as shall be designated by the Administrative Committee, in its sole discretion, as the benchmark investment for such deferrals.  A Participant may elect to change the benchmark investment for deferrals that have been deemed to be invested in such benchmark investment designated by the Administrative Committee and for any future deferrals that would be deemed to be so invested in accordance with the rules under the Plan governing the election and change of benchmark investments.

Effective September 9, 2010, the portion of an International CCE Participant’s Account that is deemed to be invested in the Company stock fund or The Coca-Cola Company stock fund will be deemed to have been liquidated, and the proceeds of such liquidation will be deemed to be invested in such other benchmark investment as shall be designated by the Administrative Committee, in its sole discretion.  The share value used for purposes of determining the liquidation amount will be the average closing stock price for the ten trading-day period beginning on August 26, 2010 and ending on September 9, 2010.

Effective October 2, 2010, all benchmark investments based on units in the Company stock fund will be converted to units in The Coca-Cola Company stock fund.  The number of converted units in The Coca-Cola Company stock fund shall be equal to the product (rounded up to the nearest whole share) of (1) the number of Company stock fund units as of October 2, 2010 and (2) a fraction, the numerator of which is the closing price of a share of common stock of Coca-Cola Enterprises Inc. on the New York Stock Exchange on October 1, 2010 and the denominator of which is the closing price of a share of common stock of The Coca-Cola Company on the New York Stock Exchange on October 1, 2010.

3.                                       Effective October 2, 2010, section 5.4 is amended by deleting the existing provision and by substituting the following:

5.4                                 Form of Distributions.  Distributions of amounts deemed invested in The Coca-Cola Company stock fund shall be paid in shares of The Coca-Cola Company stock, except that fractional shares shall be paid in cash.  All other distributions shall be made in cash.

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IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer, as of this 24th day of September, 2010.

COCA-COLA ENTERPRISES INC.

BY:	/s/ Suzanne N. Forlidas
Suzanne N. Forlidas
Vice President, Deputy General Counsel and Assistant Secretary

WITNESSED BY:	/s/ Roger T. Weitkamp

TITLE:	Corporate Counsel